Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-296517
Prospectus Supplement
(To Prospectus dated June 5, 2026)
Planet Labs PBC

Up to $1,500,000,000 of
Class A Common Stock
We have entered into an equity distribution agreement (the “equity distribution agreement”) with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., BofA Securities, Inc., Cantor Fitzgerald & Co., Citizens JMP Securities, LLC, Craig-Hallum Capital Group LLC, Needham & Company, LLC, Northland Securities, Inc., Wedbush Securities Inc., Clear Street LLC and JonesTrading Institutional Services, LLC, as our sales agents (in such capacity, the “sales agents”), the forward sellers (as defined below) and the forward purchasers (as defined below) relating to the sale of shares of our Class A common stock, par value $0.0001 per share (“common stock”), offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $1,500,000,000 from time to time through or to the sales agents, acting as our agents or principal, or through the offer and sale of borrowed shares of our common stock by one or more forward sellers pursuant to any range forward sale agreement (as defined below) entered into by us with the relevant forward purchaser pursuant to the equity distribution agreement.
The equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock through the sales agents acting as our agents or directly to the sales agents acting as principals, we also may enter into one or more forward sale agreements (each a “range forward sale agreement”) under separate forward sale confirmations between us and each of Goldman Sachs Bank USA and Citibank, N.A. Each of these entities, when acting in such capacity, is referred to in this prospectus supplement as a “forward purchaser.” In connection with each range forward sale agreement, the relevant forward purchaser will, at our request, use commercially reasonable and good faith efforts to borrow from third-party stock lenders and, through its affiliated forward seller, sell a number of shares of our common stock equal to the number of shares intended to underlie such range forward sale agreement to hedge such range forward sale agreement. Each of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., when acting as the agent for its respective forward purchaser, is referred to in this prospectus supplement as a “forward seller.” Transactions contemplated by the range forward sale agreements are referred to herein as “range forward transactions.”
Pursuant to any range forward sale agreement, we will agree to sell to the relevant forward purchaser up to the number of shares of our common stock specified in such range forward sale agreement (subject to adjustment as set forth therein) and the relevant forward purchaser will use commercially reasonable efforts in good faith to borrow from third-party stock lenders such maximum number of shares and sell such borrowed shares (the “hedging shares”) through the relevant forward seller over a period of time to be agreed between us and such forward purchaser and forward seller (an “initial hedging period”), all subject to the terms of the equity distribution agreement and such range forward sale agreement. We have been advised by each forward purchaser that it expects that, on the same days during the applicable initial hedging period when the relevant forward seller is selling a number of hedging shares necessary to introduce into the public market the maximum number of shares underlying the relevant range forward transaction, such forward purchaser or its affiliates or agents will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account in a manner designed to avoid the matching or crossing of those sales and purchases, as each forward purchaser expects its initial hedge position in respect of the relevant range forward transaction to be less than the maximum number of shares underlying such range forward transaction. We expect that each range forward transaction will consist of a number of components equal to the number of Exchange Business Days (as defined in the relevant range forward sale agreement) during the applicable initial hedging period, each of which components will correspond to a single Exchange Business Day during such initial hedging period. The floor price and the cap price for each component of a range forward transaction will be determined upon completion of the applicable initial hedging period by multiplying the volume weighted average price at which the relevant forward seller will have sold the hedging shares for such component on the relevant Exchange Business Day during such initial hedging period (the “hedge reference price”) by the floor percentage and the cap percentage specified in the relevant range forward sale agreement, respectively. The forward price that we will receive with respect to any component under any range forward transaction (the “forward price”) for each share of our common stock deliverable thereunder will be equal to an amount determined based on the volume-weighted average price, as measured under the relevant range forward sale agreement, of our common stock (the “settlement price”) on the applicable valuation date for such component, provided that the forward price will not be less than the floor price for such component and will not be more than the cap price for such component, subject to adjustment under the terms of such range forward sale agreement.

We will not be required to initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. At our option and subject to certain conditions specified in the applicable range forward sale agreement, we may designate a date as the prepayment date (each such date, a “prepayment date”) for any component of a range forward transaction. On each prepayment date, the relevant forward purchaser will prepay to us an amount equal to (A) the present value (reflecting a funding spread) of the product of (x) the number of shares of our common stock underlying the relevant component and (y) the floor price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component, and we will issue and pledge to the relevant forward purchaser the maximum number of shares of our common stock underlying such component. On the final settlement date for any component of a range forward transaction, we will deliver to the relevant forward purchaser the number of shares of our common stock underlying such component (together with cash in lieu of any fractional share) and such forward purchaser will pay to us an amount of cash equal to (I) if a prepayment date with respect to such component previously occurred, the product of (x) the number of shares underlying such component and (y) the excess, if any, of the forward price for such component over the floor price for such component and (II) if a prepayment date with respect to such component has not occurred, (A) the product of (x) the number of shares of our common stock underlying such component and (y) the forward price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component (the “settlement amount”). However, we will, subject to certain conditions specified in the applicable range forward sale agreement, have the right to elect to receive a portion of the settlement amount for such component corresponding to the excess of the forward price for such component over the floor price for such component in the form of our common stock, instead of cash, with the number of shares to be calculated based on the settlement price for such component, in which case our obligation to deliver shares of our common stock to the relevant forward purchaser at such maturity would be reduced by such amount. In connection with each range forward transaction, the relevant forward seller may receive, through a reduction in any prepayment amount or settlement amount during the term of such range forward transaction as described above, a commission of up to 2.0% (equal to the Forward Hedge Selling Commission specified in the applicable range forward sale agreement) of the volume weighted average of the sales prices of all borrowed shares of our common stock sold during the applicable initial hedging period by it as a forward seller. See “Use of Proceeds” in this prospectus supplement for further information.
In connection with any range forward transaction, in the event that, after using commercially reasonable efforts in good faith, either the relevant forward purchaser is unable to borrow and deliver any shares of our common stock for sale by the relevant forward seller under the equity distribution agreement or such forward purchaser would incur a stock loan cost that is equal to or greater than a specified amount, the number of shares of our common stock underlying such range forward transaction will be reduced accordingly (and possibly to zero shares) immediately upon completion of the applicable initial hedging period.
The relevant forward seller is not required to sell any specific number or dollar amount of shares of our common stock, but, subject to the terms and conditions of the applicable range forward sale agreement and the equity distribution agreement, the relevant forward purchaser will use commercially reasonable efforts to borrow from third-party stock lenders, and the relevant forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable law and regulations, to sell during the applicable initial hedging period the maximum number of shares of our common stock designated by us. In respect of any sales during the applicable initial hedging period by the relevant forward seller on behalf of the relevant forward purchaser, we may specify that no shares of our common stock may be sold if the sales cannot be effected at or above the price designated by us, and we may specify other trading parameters for such sales (including volume limitations). Accordingly, any sales by the relevant forward seller may be suspended at any time, and there can be no assurance that the relevant forward seller will be able to sell any shares pursuant to the equity distribution agreement. Only one sales agent or forward seller will be permitted to conduct sales of shares of our common stock at any given time pursuant to the equity distribution agreement, and no sales of shares of our common stock by any sales agent acting on our behalf will occur simultaneously with any sales of hedging shares by a forward seller on behalf of a forward purchaser or contemporaneous purchases of shares by such forward purchaser in connection with the establishment of its initial delta hedge with respect to any range forward transaction.
Sales of shares of our common stock under this prospectus supplement and the accompanying prospectus, if any, may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) or made by any other method permitted by law, including without limitation by means of ordinary brokers’ transactions on The New York Stock Exchange (the “NYSE”) or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
The sales agents are not required to sell any specific number or dollar amount of shares of our common stock. The sales agents have agreed to use their commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with their normal trading and sales practices, on mutually agreed terms between the sales agents and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement. We will pay each of the sales agents a commission not to exceed 2.0% of the sales price per share of shares sold through it as agent under the equity distribution agreement. The net proceeds that we will receive from such sales will be the gross proceeds from such sales less the commissions and any other costs that we may incur in issuing the shares. See “Use of Proceeds” in this prospectus supplement for further information.
In connection with the sale of shares of our common stock pursuant to the equity distribution agreement, each of the sales agents, forward sellers and forward purchasers may be deemed to be an “underwriter” within the meaning of the Securities Act. The compensation of the sales agents, the forward sellers and the forward purchasers may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents, the forward sellers and the forward purchasers with respect to certain liabilities, including liabilities under the Securities Act. See “Plan of Distribution (Conflicts of Interest)” for additional information regarding compensation to be paid to the sales agents, the forward sellers and the forward purchasers.
Our common stock is traded on the NYSE under the symbol “PL”. On June 4, 2026, the last reported sale price of our common stock was $43.53 per share.
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, the accompanying prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC Citigroup Cantor Needham & Company Clear Street	Morgan Stanley Deutsche Bank Securities Citizens Capital Markets Northland Capital Markets	Barclays BofA Securities Craig-Hallum Wedbush Securities Jones

The date of this prospectus supplement is June 5, 2026.

Prospectus Supplement
Prospectus
Neither we nor any of the sales agents, the forward sellers or the forward purchasers (or any of their affiliates) have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor any of the sales agents, the forward sellers or the forward purchasers (or any of their affiliates) take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We and each of the sales agents, the forward sellers and the forward purchasers are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.
You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or any sale of securities, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
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ABOUT THIS PROSPECTUS SUPPLEMENT
On June 5, 2026, Planet Labs PBC, a Delaware public benefit corporation, filed with the SEC an automatic registration statement on Form S-3ASR (the “Registration Statement”) utilizing a shelf registration process relating to certain securities that may be offered by us, including the securities described in this prospectus supplement, which became effective automatically upon filing. Unless the context otherwise indicates, references in this prospectus supplement to “Planet Labs”, “we,” “our” and “us” refer, collectively, to Planet Labs PBC, a Delaware public benefit corporation, and its consolidated subsidiaries.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and certain other matters relating to us and our business. The second part, the accompanying prospectus, contains and incorporates by reference important business and financial information about us, a description of our common stock and certain other information about us and this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process.
The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the SEC. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information. Any statement modified or superseded by a statement made in a subsequently filed document that is incorporated or deemed to be incorporated by reference in this prospectus supplement will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. For further information, we refer you to our Registration Statement, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the Registration Statement, you should refer to that agreement or document for its complete contents.
We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any related free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus outside the United States. This prospectus supplement, the accompanying prospectus and any related free writing prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus and any related free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.
This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference contain summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under sections titled “Where You Can Find Additional Information” and “Incorporation by Reference.”
S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements relating to the expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believe,” “predict,” “potential,” “strategy,” “opportunity,” “aim,” “continue,” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus supplement may include, for example, statements about:
•	our future financial performance, including expectations regarding our revenue, cost of revenue, operating expenses, capital expenditures, cash flows and our ability to achieve profitability;
•	our ability to attract and retain customers, including our ability to renew existing contracts and expand our relationships with existing customers;
•	our expectations regarding the value of our offerings to our customers over time;
•	our expectations regarding market growth, including our ability to grow in existing markets and expand into new markets;
•	our ability to continue to improve our data and offer software and analytic solutions to improve the value of our data;
•	our expectations regarding our satellite operations and our satellites’ orbital maneuver lives;
•	our expectations regarding our satellite services contracts and our ability to enter into new agreements for our satellite services;
•
our expectations regarding our investment in our sales and marketing, software platform development, machine learning, artificial intelligence and analytic tools as well as our applications and new satellite technologies;

•	our relationships with third-party partners, vendors and solution providers;
•	our expectations regarding our competition;
•	our ability to manage risks and challenges associated with our financial condition and results of operations;
•	our expectations regarding macroeconomic uncertainty and the geopolitical environment, including trade tensions and tariffs;
•	our expectations regarding climate change and its effects;
•	our expectations regarding the future impact of seasonality on our business;
•	our management of future growth and business operations;
•	our expectations regarding the realization of our U.S. and foreign deferred tax assets;
•	our expectations regarding our 0.50% Convertible Senior Notes due 2030 (“2030 Notes”);
•	our expectations regarding U.S. and foreign government regulations and penalties;
•	our ability to maintain, protect and enhance our intellectual property;
•	the expenses associated with being a public company; and
•	other factors detailed under the section of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by a global crisis and/or any response to such a crisis and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks.
The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are based on information available to us at the time of such filing and current expectations, forecasts, assumptions and beliefs concerning future developments and their potential effects, and involve a number of judgments, risks and uncertainties. There can be no assurance that future developments affecting us will be those that we have anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026, “Item 1A. Risk Factors” in our quarterly reports and in subsequent reports filed by us with the SEC, including on Form 8-K.

SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. It does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and documents incorporated herein and therein, including the factors described or referred to under the heading “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
Overview
Our mission is to use space to help life on Earth, by imaging the world every day and making global change visible, accessible, and actionable. Our products include imagery, insights, and machine learning that empower companies, governments, and communities around the world to make timely decisions about our evolving world. In addition, our satellite services arrangements provide a broad spectrum of advanced offerings to large scale government and enterprise customers, including designing and manufacturing customer-owned satellites. We also provide critical related services in these satellite services arrangements such as reliable mission systems engineering, launch procurement, ground station infrastructure, satellite operations, and maintenance. Separately, we provide dedicated image tasking capacity on Company owned or customer owned satellites.
As a public benefit corporation, our purpose is to accelerate humanity toward a more sustainable, secure, and prosperous world, by illuminating the most important forms of environmental and social change.
We deliver a differentiated data set: a new image of the entire Earth’s landmass, constantly refreshed. To collect this powerful data set, we design, build and operate over one hundred satellites. Our daily stream of proprietary data and machine learning analytics, delivered through our cloud-native platform, helps companies, governments and civil society use satellite imagery to discover insights as change happens.
To help further our mission, we have developed advanced satellite technology that increases the cost-performance of each satellite. This has enabled us to launch large fleets of satellites at lower cost and in turn record over 3,000 images on average for every point on Earth’s landmass, a non-replicable historical archive that can power analytics, machine learning, and insights. We have advanced data processing capabilities that enable us to produce “AI-ready” data sets and have partnered with third parties to offer AI-enabled data solutions. As these data sets continue to grow and we continue to develop these partnerships, we believe the value of our data and analytics solutions to our customers will further increase. Our innovation in agile aerospace has also enabled us to improve the cost-performance of satellite manufacturing, ground stations, and mission operations.
We currently serve customers across civil government, commercial and defense and intelligence verticals, including agriculture, mapping, energy, forestry, finance and insurance, as well as federal, civil, state, and local governments. Our customers in government and commercial markets leverage our product capabilities to monitor and manage global change over broad areas to take action.
Our proprietary data set and analytics are delivered pursuant to subscription and usage-based data licensing agreements and are accessed by our customers through our online platform and subscription application programming interfaces. We believe our efficient cost structure, one-to-many business model and differentiated data set have enabled the growth of our business.
Complementing our foundational data offerings, our strategy is evolving towards delivering more integrated downstream solutions. This shift is designed to capture a broader base of customers and strengthen our market leadership by providing more direct and actionable solutions. In addition, our innovative satellite services model, as demonstrated with recent customer agreements, represents a new approach to how we fund and monetize our next-generation satellite fleets. This model is expected to further align our offerings with market demand and enhance our ability to capture value as we scale our business operations.
Corporate Information
We were incorporated under the laws of the state of Delaware on December 15, 2020, under the name dMY Technology Group, Inc. IV, a blank check company (“dMY IV”). On December 7, 2021, we consummated a business combination transaction with Planet Labs Inc. (“Former Planet”), as a result of which Former Planet merged with and into dMY IV, and we changed our name to Planet Labs PBC and became a Delaware public benefit corporation.

Our principal executive offices are located at 645 Harrison Street, Floor 4, San Francisco, California, 94107, and our telephone number is (415) 829-3313. Our website address is www.planet.com. Information contained on, or accessible through, our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference. Our Class A common stock is listed on the NYSE under the symbol “PL”.

THE OFFERING
The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus titled “Description of Capital Stock.”
Issuer
Planet Labs PBC, a Delaware public benefit corporation
Common stock offered by us
Shares of our common stock having an aggregate offering price of up to $1,500,000,000.
Common stock to be Outstanding after this Offering
367,358,394 shares of our common stock, as of April 30, 2026, assuming all $1.5 billion of shares of our common stock are sold in this offering through the sales agents at an assumed public offering price of $43.53 per share, which was the last reported sale price of a share of our common stock on the NYSE on June 4, 2026. The actual number of shares sold will vary depending on the sales prices under this offering.
Manner of Offering
“At the market offering” as defined in Rule 415 under the Securities Act or any other method permitted by law. See “Plan of Distribution (Conflicts of Interest)”.
Use of Proceeds
We currently intend to use the net proceeds from sales of shares of our common stock through sales agents in this offering, after deducting commissions and offering expenses payable by us, to fund future growth, including potential future acquisitions, and for general corporate and working capital purposes.
We will not be required to initially receive any proceeds from the sale by the forward sellers, as agents for the forward purchasers, of borrowed shares of our common stock as a hedge of any range forward transaction. We intend to use the cash proceeds that we receive upon our election to receive a prepayment or upon settlement at maturity of any range forward transaction for the purposes provided in the immediately preceding paragraph. See “Use of Proceeds.”
Risk Factors
Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” in this prospectus supplement and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Conflicts of Interest
Because the forward sellers or their respective affiliates, acting as forward purchasers, and certain of the sales agents, may receive more than 5% of the net proceeds of the offering of the hedging shares, each forward seller and forward purchaser and such sales agents or their affiliates is deemed to have a “conflict of interest” under Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry

Regulatory Authority, Inc. (“FINRA”) to the extent they receive at least 5% of the net proceeds of the offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. See “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.
Clear Market
If we enter into any range forward transaction, the range forward transaction may limit our ability to conduct certain transactions related to our common stock, as described in more detail in “Range Forward Transactions—Clear Market.”
Accounting Treatment
Before the issuance of shares of our common stock, if any, upon settlement of any range forward transaction, we expect that the shares issuable upon settlement of the range forward transaction will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the range forward transaction over the number of shares of our common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the lowest forward price during the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable forward price. However, delivery of shares of our common stock to the relevant forward purchaser upon any settlement of a range forward transaction would result in dilution to our earnings per share.
The New York Stock Exchange Symbol
Our common stock is listed on the NYSE under the symbol “PL”.
The number of shares of our common stock that will be outstanding immediately after this offering is based on 332,899,400 shares outstanding as of April 30, 2026. The number of shares outstanding as of April 30, 2026, unless otherwise indicated, excludes:
•	13,670,828 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.77 per share;
•	27,610,969 shares of common stock reserved for issuance upon settlement of restricted stock units and performance vesting restricted stock units;
•
63,856,217 shares of our common stock reserved for future issuance under the Planet Labs PBC 2021 Incentive Award Plan (the “2021 Plan”). The number of shares reserved for issuance under the 2021 Plan automatically increases on the first day of each fiscal year commencing with February 1, 2022 and ending on and including February 1, 2031, of a number of shares equal to 5% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding fiscal year (or such lesser number of shares as is determined by our board of directors);
•
21,168,826 shares of common stock reserved for future issuance under the Company’s Employee Stock Purchase Program (“ESPP”). The ESPP allows eligible participants to contribute up to 10% of their eligible compensation towards the purchase of Class A common stock at a discounted price, subject to certain limitations. The purchase price of the shares on each purchase date is equal to 85% of the lower of the fair market value of Class A common stock on the first and last trading days of each offering period. The number of shares reserved for issuance under the ESPP automatically increases on the first day of each fiscal year commencing with February 1, 2022 and ending on and including February 1, 2031, of a number of shares equal to 1% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding fiscal year (or such lesser number of shares as is determined by our board of directors);

•	1,065,594 shares of common stock which may be issued upon the exercise of our outstanding warrants;
•	23,493,796 shares of our common stock that are issuable upon conversion of shares of our Class B common stock; and
•	shares of our common stock that may be issuable upon conversion of our 2030 Notes.

RISK FACTORS
Before you invest in shares of our common stock, in addition to the other information in this prospectus supplement and the accompanying prospectus, you should carefully read and consider the risk factors described under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment.
In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement.
Risks Related to This Offering
We will have broad discretion in the use of the net proceeds from this offering and the cash proceeds we receive from the range forward transactions and may not use them effectively.
We currently intend to use the net proceeds of this offering and any cash proceeds that we receive from the range forward transactions to fund future growth, including potential future acquisitions, and for general corporate and working capital purposes, as further described in the section of this prospectus supplement titled “Use of Proceeds.” We will have broad discretion in the application of such proceeds and investors will be relying on the judgment of our management regarding the application of such proceeds, including with respect to potential future acquisitions. The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Additionally, any future acquisitions for which we may use these funds may not prove to be successful or effective in achieving management’s objectives. Pending their use, we may invest such proceeds in short-term, interest-bearing instruments. These investments may not yield a favorable return, or any return, to us or our stockholders.
This offering and future issuances of our common stock could be dilutive to our earnings per share.
The issuance and sale by us through the sales agents acting as sales agents or directly to the sales agents acting as principals of any shares of our common stock in this offering, the receipt of the net proceeds therefrom and the use of those net proceeds could have a dilutive effect on our earnings per share. Before the issuance of shares of our common stock, if any, upon settlement of any range forward transaction, we expect that the shares issuable upon settlement of the range forward transaction will be reflected in our diluted earnings per share calculation using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the range forward transaction over the number of shares of our common stock that could be purchased by us in the market (based on the average market price of our common stock during the applicable reporting period) using the proceeds receivable upon full physical settlement (based on the lowest forward price during the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable forward price. However, delivery of shares of our common stock to the relevant forward purchaser upon any settlement of a range forward transaction would result in dilution to our earnings per share. Additional issuances of our common stock could also be dilutive to our earnings per share. The issuance or sale by us of our common stock, including the sale by us or by the forward sellers of shares in this offering, could also adversely affect the trading price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, if we are unable to apply any net proceeds we may receive from this offering and any cash proceeds that we receive from the range forward transactions or from other issuances or sales of our common stock to make investments that generate sufficient revenues to offset the dilutive impact of the issuance by us of shares of our common stock in this offering or pursuant to the range forward transactions or from any other such issuances of our common stock or other equity-related securities, there will be further dilution of our earnings per share.
We do not intend to pay cash dividends on our common stock for the foreseeable future, so any returns will be limited to the value of our common stock.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. If we do not pay dividends, our common stock may be less valuable because stockholders must rely on sales of their common stock after price appreciation, which may never occur, to realize any gains on their investment.
The actual number of shares of common stock we will issue under the equity distribution agreement and under any range forward transaction, at any one time or in total, is uncertain.
Subject to certain limitations in the equity distribution agreement and the range forward sale agreements (if applicable) and compliance with applicable law, we have the discretion to deliver a placement notice to a sales agent or to a forward purchaser and its affiliated forward seller at any time throughout the term of the equity distribution agreement. The per share price of the shares of common stock that are sold by such sales agent or such forward seller, as the case may be, in connection with such placement notice will fluctuate based on the market price of our common stock during the relevant sales period or initial hedging period, as the case may be, and trading parameters we set with such sales agent or with such forward seller and forward purchaser, as the case may be. Because the price per share of each share of common stock sold will fluctuate based on the market price of our common stock during such sales period or initial hedging period, as the case may be, it is not possible at this stage to predict the number of shares of common stock that will be ultimately sold or issued.
The common stock offered hereby may be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.
Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.
The sale of our common stock in this offering and any future sales of our common stock may depress our stock price and our ability to raise funds in new stock offerings.
Sales of our common stock in this offering and the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.
Any range forward transactions or other transactions effected by the forward purchasers, the forward sellers and/or their affiliates to establish, modify or, in some cases, unwind the forward purchasers’ hedge positions in connection with the range forward transactions may have a positive, negative or neutral impact on the market price of shares of our common stock.
If we enter into any range forward transactions during the term of the equity distribution agreement, we have been advised that the forward purchasers intend to establish their hedge positions in respect of the range forward transactions by borrowing from third-party stock lenders and selling, through the relevant forward seller, the maximum number of shares of our common stock underlying the particular range forward transaction. The establishment of these hedge positions could have the effect of decreasing, or limiting an increase in, the market price of shares of our common stock.
We have also been advised by each forward purchaser that it expects that, on the same days during the initial hedging period for any range forward transaction when the relevant forward seller is selling a number of hedging shares necessary to introduce into the public market the maximum number of shares underlying the particular range forward transaction, the relevant forward purchaser or its affiliates or agents will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account in a manner designed to avoid the matching or crossing of those sales and purchases, as each forward purchaser expects its initial hedge position in respect of the relevant range forward transaction to be less than the maximum number of shares underlying such range forward transaction. Such purchases in the open market may separately have the effect of increasing, or limiting a decrease in, the market price of shares of our common stock.
The floor price and the cap price for each component of each range forward transaction will be determined upon completion of the initial hedging period for such range forward transaction based on the prices obtained in connection with sales of the hedging shares by the relevant forward seller on the relevant Exchange Business Day during such initial hedging period, and as such will be subject to market risk during that time. The floor price is intended to mitigate the downside risk of any potential decline in the settlement price below the floor price on the relevant valuation date, but the cap price would also limit the potential upside benefit to the extent the settlement price were to exceed the cap price on the valuation date. See “Range Forward Transactions.”
In addition, we have been advised by each forward purchaser that it expects to dynamically modify its hedge positions for its own account by it (or its affiliates and/or agents) buying or selling shares of our common stock or engaging in derivatives or other transactions with respect to shares of our common stock from time to time during the term of a particular range forward transaction, including on each valuation date for such range forward transaction. The purchases and sales of shares of our common stock or other hedging transactions by the relevant forward purchaser to dynamically modify its hedge positions from time to time during the term of a range forward transaction may variously have a positive, negative or neutral impact on the market price of shares of our common stock, depending on market conditions at such times, and may occur at a time when we may be engaged in a distribution of shares of our common stock to the public.
At our option and subject to certain conditions specified in the applicable range forward sale agreement, we may designate a date as the prepayment date (each such date, a “prepayment date”) for any component of a range forward transaction. On each prepayment date for any component of a range forward transaction, the relevant forward purchaser will prepay to us an amount equal to (A) the present value (reflecting a funding spread) of the product of (x) the number of shares of our common stock underlying the relevant component and (y) the floor price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component, and we will issue and pledge to the relevant forward purchaser the maximum number of shares of our common stock underlying such component. On the final settlement date for any component of a range forward transaction, we will deliver to the relevant forward purchaser the number of shares of our common stock underlying such component (together with cash in lieu of any fractional share) and such forward purchaser will pay to us an amount of cash equal to (I) if a prepayment date with respect to such component previously occurred, the product of (x) the number of shares underlying such component and (y) the excess, if any, of the forward price for such component over the floor price for such component and (II) if a prepayment date with respect to such component has not occurred, (A) the product of (x) the number of shares of our common stock underlying such component and (y) the forward price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component (the “settlement amount”). However, we will, subject to certain conditions specified in the applicable range forward sale agreement, have the right to elect to receive a portion of the settlement amount for such component corresponding to the excess of the forward price for such component over the floor price for such component in the form of our common stock, instead of cash, with the number of shares to be calculated based on the settlement price for such component, in which case our obligation to deliver shares of our common stock to the relevant forward purchaser at such maturity would be reduced by such amount. The sales and purchases of, and other hedge unwind transactions with respect to, our common stock by the relevant forward purchaser (or its affiliates or agents) on any valuation date in connection with settlement of any range forward transaction may variously have a positive, negative or neutral impact on the market price of shares of our common stock, depending on market conditions at such times.
The amounts upon prepayment of and upon settlement of any range forward transaction that we may receive cannot be determined in advance. The aggregate prepayment amount for such range forward transaction will not be determined until the relevant floor prices have been determined at completion of the initial hedging period for such range forward transaction. The aggregate settlement amount for such range forward transaction will not be determined until the end of all valuation dates for such range forward transaction and will therefore be subject to market risk during such valuation dates for such range forward transaction, subject to the floor price and cap price.

We are limited to physical settlement for a substantial portion of any range forward transaction.
We expect that settlement of any range forward transaction generally will occur on the settlement dates specified in the applicable range forward sale agreement. We also expect that each range forward transaction will be physically settled by delivery of shares of our common stock. Upon physical settlement of such range forward transaction, delivery of shares of our common stock in connection with such physical settlement would result in dilution to our earnings per share and return on equity.
At maturity of a range forward transaction, we will be obligated to physically settle by delivery of the number of shares of our common stock underlying such range forward transaction against payment therefor. Consequently, we will not be able to avoid settling a range forward transaction by issuing shares of our common stock against payment therefor at the time of settlement even if we do not have a need for capital at that time. In addition to resulting in dilution to our earnings per share as well as return on equity, physical settlement of a range forward transaction may adversely affect the market price of our common stock.
Notwithstanding the general requirement that we physically settle each range forward transaction, we may, subject to certain conditions, elect to net share settle a portion of such range forward transaction corresponding to the excess of the forward price over the floor price.
Under the range forward sale agreements, the relevant forward purchaser will have the right to terminate a range forward transaction (or, in certain cases, the portion thereof that it determines is affected by the event giving rise to the termination right) at any time prior to maturity and require us to unwind such range forward transaction (or such portion thereof) by delivering shares of our common stock (or, in the case of a merger, any alternative property receivable upon such merger), or, at our election, in certain cases and subject to certain conditions, paying cash having an equal value on a date specified by the relevant forward purchaser under certain conditions or upon the occurrence of certain events, irrespective of our interests, including our need for capital, all as further described under “—Early termination provisions contained in the range forward sale agreements subject us to certain risks.”
Early termination provisions contained in the range forward sale agreements subject us to certain risks.
Although we may settle a range forward transaction only on the scheduled maturity dates thereof and may not terminate any range forward transaction early, the relevant forward purchaser may terminate a range forward transaction (or, in certain cases, the portion thereof that it determines is affected by the event giving rise to the termination right) early and require us to unwind such range forward transaction (or such portion thereof) by delivering shares of our common stock (or, in the case of a merger, any alternative property receivable upon such merger), or, at our election, in certain cases and subject to certain conditions, paying cash having an equal value, irrespective of our interests, including our need for capital, upon the occurrence of certain events to be specified in the range forward sale agreement for such range forward transaction, including, among other things:
•	certain mergers, certain events involving our nationalization or insolvency, a delisting of shares of our common stock and certain changes in law;
•
such forward purchaser determines that it has the right to acquire a number of shares of our common stock under such range forward transaction that would result in such forward purchaser exceeding any excess ownership limits set forth in the relevant range forward sale agreement with respect to certain ownership restrictions and related filing requirements under federal securities laws or other applicable laws and regulations, as applicable, and such forward purchaser determines it is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth in the relevant range forward sale agreement, in which case such forward purchaser may terminate only the portion of such range forward transaction as is necessary to comply with the relevant ownership position limits;

•
such forward purchaser or its affiliate (i) after using commercially reasonable efforts, is unable to hedge its exposure under such range forward transaction or (ii) on account of a change in law or an increase in the cost of stock borrow above a specified rate, would incur a materially increased cost to hedge such exposure;

•
certain events of default or termination events, including any material misrepresentation made by us in connection with entering into such range forward transaction, certain bankruptcy or insolvency events with respect to us (except as described below) or such forward purchaser or the occurrence of an event or circumstance causing certain payments or deliveries under, or material compliance with, such range forward transaction to be unlawful (each as more fully set forth in the applicable range forward sale agreement); or

•
a market disruption event (including on account of any regulatory disruption) during a specified valuation period which lasts for more than nine consecutive scheduled trading days (in each case, as determined pursuant to the terms of the applicable range forward sale agreement).

Upon such a termination, such forward purchaser will determine, in good faith and in a commercially reasonable manner, the amount of its total losses, costs and gains under such range forward transaction (or applicable portion thereof), including those resulting from any loss of bargain, cost of funding or, without duplication, loss, cost or gain from terminating, liquidating, obtaining or reestablishing any hedge or related trading position, and we will be required to pay to such forward purchaser any amount of such losses or costs and will be entitled to receive from it any amount of such gains remaining after netting all such amounts against each other.
Price and other adjustment provisions in the range forward sale agreements may affect the economic results of the range forward transactions thereunder.
The range forward sale agreement for each range forward transaction will provide for the relevant forward purchaser to be able to make certain price and other adjustments to the terms of the range forward transaction in good faith and a commercially reasonable manner to account for the economic effect on the range forward transaction of certain events, including (among other things) any payment by us of dividends or distributions on the shares of our common stock that are greater than, later than or in addition to any expected dividends specified in the relevant range forward sale agreement and the occurrence of certain other events which do not permit such forward purchaser to terminate such range forward transaction but for which anti-dilution and other adjustments are necessary in order to preserve the fair value of such range forward transaction. Any such price and other adjustments would affect the economic results that we experience upon the settlement of the relevant range forward transactions, which could adversely impact an investor in shares of our common stock.
In the case of certain bankruptcy or insolvency filings, any range forward transaction will automatically terminate, and we would not receive the expected proceeds from any range forward sales of our common stock.
If we institute or consent to, or an appropriate regulatory or other authority institutes against us, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if we or such authority presents a petition for our winding up or liquidation or we consent to such a petition, any range forward transaction will automatically terminate. If any range forward transaction so terminates under these circumstances, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and such forward purchaser would be discharged from its obligation to pay the applicable forward price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which there has been no settlement under any such range forward transaction at the time of the institution of or consent to any such bankruptcy or insolvency proceedings or any such petition, we would not receive the forward price per share in respect of those shares of our common stock.
We are subject to counterparty risk with respect to each range forward transaction, if any, and the range forward transactions, if any, may not operate as planned.
The forward purchasers are financial institutions, and we will be subject to the risk that a forward purchaser might default under any range forward transaction we may enter into. Our exposure to the credit risk of the range forward transactions will not be secured by any collateral. Global economic conditions have from time to time resulted in the actual or perceived failure or financial difficulties of many financial institutions. If a forward purchaser becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our net exposure at that time under the applicable range forward transaction. We can provide no assurances as to the financial stability or viability of any forward purchaser.
In addition, the range forward transactions are complex, and they may not operate as planned. For example, the terms of any range forward transaction may be subject to adjustment or modification if certain customary disruption events, extraordinary events or announcements specified in the relevant range forward sale agreement occur. The relevant forward purchaser will also have termination rights in case of any events of default, termination events or other similar conditions or events to be specified in the range forward sale agreement for a range forward transaction. Accordingly, the range forward transactions may not operate as we intend if their terms are required to be adjusted as a result of transactions in the future or are required to be adjusted or terminated upon unanticipated developments that may adversely affect the functioning of the range forward transactions.

USE OF PROCEEDS
We may offer and sell shares of our common stock having aggregate gross sales proceeds of up to $1.5 billion from time to time pursuant to the equity distribution agreement. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the equity distribution agreement as a source of financing.
We currently intend to use the net proceeds from sales of shares of our common stock through sales agents in this offering, after deducting commissions and offering expenses payable by us, for funding future growth, including potential future acquisitions, and for general corporate and working capital purposes. Accordingly, we will retain broad discretion over the use of these proceeds.
We will not be required to initially receive any proceeds from the sale by the forward sellers, as agents for the forward purchasers, of borrowed shares of our common stock as a hedge of any range forward transaction. We intend to use the cash proceeds that we receive following our election to receive a prepayment or upon settlement at maturity of any range forward transaction for the purposes provided in the immediately preceding paragraph.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors deems relevant.

DILUTION
If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of common stock after this offering. Net tangible book value represents the amount of our total assets, excluding goodwill and net intangible assets, less our total liabilities. We calculate net tangible book value per share by dividing our net tangible assets (tangible assets less total liabilities) by the number of shares of our common stock issued and outstanding as of April 30, 2026.
The net tangible book value of our common stock as of April 30, 2026 was approximately $275.4 million, or approximately $0.83 per share, representing the amount of our total tangible assets less total liabilities divided by the total number of shares of our common stock outstanding.
Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.
After giving effect to the sale of shares of common stock offered by this prospectus supplement at an assumed public offering price of $43.53 per share (the last reported sale price of our common stock on the NYSE on June 4, 2026), and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of April 30, 2026 would have been approximately $1,754.9 million, or approximately $4.78 per share. This represents an immediate increase in net tangible book value of approximately $3.95 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $38.75 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Assumed public offering price per share	$43.53
Net tangible book value per share as of April 30, 2026	$0.83
Increase in net tangible book value per share attributable to investors	$3.95
As adjusted net tangible book value per share as of April 30, 2026 after giving effect to this offering	$4.78
Dilution per share to investors purchasing our common stock in this offering	$38.75

The table above assumes for illustrative purposes that an aggregate of 34,458,994 shares of our common stock are sold at a price of $43.53 per share, the last reported sale price of our common stock on the NYSE on June 4, 2026, for aggregate gross proceeds of approximately $1.5 billion. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share of common stock in the price at which the shares of common stock are sold from the assumed public offering price of $43.53 per share of common stock shown in the table above, assuming all of our shares of common stock in the aggregate amount of $1.5 billion during the term of the equity distribution agreement are sold at that price, would increase our adjusted net tangible book value per share of common stock after the offering to $4.79 per share of common stock and would increase the dilution in net tangible book value per share of common stock to new investors in this offering to $39.74 per share of common stock, after deducting commissions and estimated offering expenses payable by us. A decrease of $1.00 per share of common stock in the price at which the shares of common stock are sold from the assumed public offering price of $43.53 per share of common stock shown in the table above, assuming all of our shares of common stock in the aggregate amount of $1.5 billion during the term of the equity distribution agreement are sold at that price, would decrease our adjusted net tangible book value per share of common stock after the offering to $4.77 per share of common stock and would decrease the dilution in net tangible book value per share of common stock to new investors in this offering to $37.76 per share of common stock, after deducting commissions and estimated aggregate offering expenses payable by us.
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.
The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 332,899,400 shares outstanding as of April 30, 2026. The number of shares outstanding as of April 30, 2026, unless otherwise indicated, excludes:
•	13,670,828 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.77 per share;
•	27,610,969 shares of common stock reserved for issuance upon settlement of restricted stock units and performance vesting restricted stock units;
•
63,856,217 shares of our common stock reserved for future issuance under the 2021 Plan. The number of shares reserved for issuance under the 2021 Plan automatically increases on the first day of each fiscal year commencing with February 1, 2022 and ending on and including February 1, 2031, of a number of shares equal to 5% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding fiscal year (or such lesser number of shares as is determined by our board of directors);

•
21,168,826 shares of common stock reserved for future issuance under the Company’s ESPP. The ESPP allows eligible participants to contribute up to 10% of their eligible compensation towards the purchase of Class A common stock at a discounted price, subject to certain limitations. The purchase price of the shares on each purchase date is equal to 85% of the lower of the fair market value of Class A common stock on the first and last trading days of each offering period. The number of shares reserved for issuance under the ESPP automatically increases on the first day of each fiscal year commencing with February 1, 2022 and ending on and including February 1, 2031, of a number of shares equal to 1% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on the final day of the immediately preceding fiscal year (or such lesser number of shares as is determined by our board of directors);

•	1,065,594 shares of common stock which may be issued upon the exercise of our outstanding warrants;
•	23,493,796 shares of our common stock that are issuable upon conversion of shares of our Class B common stock; and
•	shares of our common stock that may be issuable upon conversion of our 2030 Notes.

RANGE FORWARD TRANSACTIONS
From time to time during the term of the equity distribution agreement and subject to the terms and conditions set forth therein and in the applicable range forward sale agreements, we may enter into one or more range forward transactions under which we will agree to sell the specified number of shares of our common stock (subject to adjustment as set forth therein) to the relevant forward purchaser. In connection with each range forward transaction, the relevant forward purchaser will, at our request, subject to the terms and conditions of the equity distribution agreement and the relevant range forward sale agreement, use commercially reasonable and good faith efforts to borrow from third-party stock lenders and, through its affiliated forward seller, sell a number of shares of our common stock equal to the number of shares intended to underlie such range forward transaction to hedge such range forward transaction. In connection with any range forward transaction, in the event that, after using commercially reasonable efforts in good faith, either the relevant forward purchaser is unable to borrow and deliver any shares of our common stock for sale by the relevant forward seller under the equity distribution agreement or such forward purchaser would incur a stock loan cost that is equal to or greater than a specified amount, the number of shares of our common stock underlying such range forward transaction will be reduced accordingly (and possibly to zero shares) immediately upon completion of the applicable initial hedging period.
Pursuant to any range forward sale agreement, we will agree to sell to the relevant forward purchaser up to the number of shares of our common stock specified in such range forward sale agreement (subject to adjustment as set forth therein) and the relevant forward purchaser will use commercially reasonable efforts in good faith to borrow from third-party stock lenders such maximum number of shares and sell such borrowed shares (the “hedging shares”) through the relevant forward seller over a period of time to be agreed between us and such forward purchaser and forward seller (an “initial hedging period”), all subject to the terms of the equity distribution agreement and such range forward sale agreement. We have been advised by each forward purchaser that it expects that, on the same days during the applicable initial hedging period when the relevant forward seller is selling a number of hedging shares necessary to introduce into the public market the maximum number of shares underlying the relevant range forward transaction, such forward purchaser or its affiliates or agents will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account in a manner designed to avoid the matching or crossing of those sales and purchases, as each forward purchaser expects its initial hedge position in respect of the relevant range forward transaction to be less than the maximum number of shares underlying such range forward transaction.
In the event that, in accordance with the terms and conditions of the equity distribution agreement and the relevant range forward sale agreement, the relevant forward purchaser is unable to borrow from third-party stock lenders, or the relevant forward seller is unable to sell into the public market during the applicable initial hedging period, the maximum number of shares intended to underlie a range forward transaction (including as a result of the prospectus being unavailable at any time during such initial hedging period), the number of shares underlying such range forward transaction will be reduced accordingly immediately upon completion of such initial hedging period.
Range Forward Price
We expect that each range forward transaction will consist of a number of components equal to the number of Exchange Business Days (as defined in the relevant range forward sale agreement) during the applicable initial hedging period, each of which components will correspond to a single Exchange Business Day during such initial hedging period. The floor price and the cap price for each component of a range forward transaction will be determined upon completion of the applicable initial hedging period by multiplying the volume weighted average price at which the relevant forward seller will have sold the hedging shares for such component on the relevant Exchange Business Day during such initial hedging period (the “hedge reference price”) by the floor percentage and the cap percentage specified in the relevant range forward sale agreement, respectively. The forward price that we will receive with respect to any component under any range forward transaction (the “forward price”) for each share of our common stock deliverable thereunder will be equal to an amount determined based on the volume-weighted average price, as measured under the relevant range forward sale agreement, of our common stock (the “settlement price”) on the applicable valuation date for such component, provided that the forward price will not be less than the floor price for such component and will not be more than the cap price for such component, subject to adjustment under the terms of such range forward sale agreement.

Maturity
We will set the scheduled maturity of a range forward transaction at the time we enter into the range forward transaction based, among other factors, upon market conditions at that time.
Prepayment and Settlement
At our option and subject to certain conditions specified in the applicable range forward sale agreement, we may designate a date as the prepayment date (each such date, a “prepayment date”) for any component of a range forward transaction. On each prepayment date, the relevant forward purchaser will prepay to us an amount equal to (A) the present value (reflecting a funding spread) of the product of (x) the number of shares of our common stock underlying the relevant component and (y) the floor price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement, and which shall not exceed 2.0%) and (z) the hedge reference price for such component, and we will issue and pledge to the relevant forward purchaser the maximum number of shares of our common stock underlying such component. On the final settlement date for any component of a range forward transaction, we will deliver to the relevant forward purchaser the number of shares of our common stock underlying such component (together with cash in lieu of any fractional share) and such forward purchaser will pay to us an amount of cash equal to (I) if a prepayment date with respect to such component previously occurred, the product of (x) the number of shares underlying such component and (y) the excess, if any, of the forward price for such component over the floor price for such component and (II) if a prepayment date with respect to such component has not occurred, (A) the product of (x) the number of shares of our common stock underlying such component and (y) the forward price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component (the “settlement amount”). However, we will, subject to certain conditions specified in the applicable range forward sale agreement, have the right to elect to receive a portion of the settlement amount for such component corresponding to the excess of the forward price for such component over the floor price for such component in the form of our common stock, instead of cash, with the number of shares to be calculated based on the settlement price for such component, in which case our obligation to deliver shares of our common stock to the relevant forward purchaser at such maturity would be reduced by such amount. At maturity of a range forward transaction, we expect our obligation to deliver shares of our common stock to the applicable forward purchaser to be set off against the applicable forward purchaser’s obligation to return pledged shares (if any) to us.
Termination
Although we may settle a range forward transaction only on the scheduled maturity dates thereof and may not terminate any range forward transaction early, the relevant forward purchaser may terminate a range forward transaction (or, in certain cases, the portion thereof that it determines is affected by the event giving rise to the termination right) early and require us to unwind such range forward transaction (or such portion thereof) by delivering shares of our common stock (or, in the case of a merger, any alternative property receivable upon such merger), or, at our election, in certain cases and subject to certain conditions, paying cash having an equal value, irrespective of our interests, including our need for capital, upon the occurrence of certain events to be specified in the range forward sale agreement for such range forward transaction, including, among other things:
•	certain mergers, certain events involving our nationalization or insolvency, a delisting of shares of our common stock and certain changes in law;
•
such forward purchaser determines that it has the right to acquire a number of shares of our common stock under such range forward transaction that would result in such forward purchaser exceeding any excess ownership limits set forth in the relevant range forward sale agreement with respect to certain ownership restrictions and related filing requirements under federal securities laws or other applicable laws and regulations, as applicable, and such forward purchaser determines it is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth in the relevant range forward sale agreement, in which case such forward purchaser may terminate only the portion of such range forward transaction as is necessary to comply with the relevant ownership position limits;

•
such forward purchaser or its affiliate (i) after using commercially reasonable efforts, is unable to hedge its exposure under such range forward transaction or (ii) on account of a change in law or an increase in the cost of stock borrow above a specified rate, would incur a materially increased cost to hedge such exposure;

•
certain events of default or termination events, including any material misrepresentation made by us in connection with entering into such range forward transaction, certain bankruptcy or insolvency events with respect to us (except as described below) or such forward purchaser or the occurrence of an event or circumstance causing certain payments or deliveries under, or material compliance with, such range forward transaction to be unlawful (each as more fully set forth in the applicable range forward sale agreement); or

•
a market disruption event (including on account of any regulatory disruption) during a specified valuation period which lasts for more than nine consecutive scheduled trading days (in each case, as determined pursuant to the terms of the applicable range forward sale agreement).

Upon such a termination, such forward purchaser will determine, in good faith and in a commercially reasonable manner, the amount of its total losses, costs and gains under such range forward transaction (or applicable portion thereof), including those resulting from any loss of bargain, cost of funding or, without duplication, loss, cost or gain from terminating, liquidating, obtaining or reestablishing any hedge or related trading position, and we will be required to pay to such forward purchaser any amount of such losses or costs and will be entitled to receive from it any amount of such gains remaining after netting all such amounts against each other.
If we institute or consent to, or an appropriate regulatory or other authority institutes against us, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if we or such authority presents a petition for our winding up or liquidation or we consent to such a petition, any range forward transaction will automatically terminate. If any range forward transaction so terminates under these circumstances, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and such forward purchaser would be discharged from its obligation to pay the applicable forward price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which there has been no settlement under any such range forward transaction at the time of the institution of or consent to any such bankruptcy or insolvency proceedings or any such petition, we would not receive the forward price per share in respect of those shares of our common stock.
Adjustments
The range forward sale agreement for each range forward transaction will provide for the relevant forward purchaser to be able to make certain price and other adjustments to the terms of the range forward transaction in good faith and a commercially reasonable manner to account for the economic effect on the range forward transaction of certain events, including (among other things) any payment by us of dividends or distributions on the shares of our common stock that are greater than, later than or in addition to any expected dividends specified in the relevant range forward sale agreement and the occurrence of certain other events which do not permit such forward purchaser to terminate such range forward transaction but for which anti-dilution and other adjustments are necessary in order to preserve the fair value of such range forward transaction.
Clear Market
If we enter into a range forward transaction, we will agree in the relevant range forward sale agreement that we will not, without the prior written consent of the relevant forward purchaser (such consent not to be unreasonably withheld, delayed or conditioned), (i) at all times during the relevant period (as defined below) for such range forward transaction, issue, offer, pledge, sell, contract to sell, sell any shares of our common stock, call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (ii) at all times during the relevant period for such range forward transaction, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction described in this clause (ii) is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise or (iii) at all times during the initial hedging period for such range forward transaction or during the period from, and including, the first valuation date for such range forward transaction to, and including, the final settlement date for such range forward transaction, enter into any derivatives transactions referencing shares of our common stock or any securities convertible into shares of our common stock, except for permitted derivatives transactions (as defined below) following such initial hedging period; provided that, (a) during the relevant period for such range forward transaction, we may enter into or execute any issuance and sale of shares of our common stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of ours in effect on the trade date of such range forward transaction or upon conversion of our outstanding 2030 Notes, (b) during the initial hedging period for such range forward transaction (assuming, for such purposes, that such initial hedging period terminates on the scheduled end date), we may enter into or execute (x) any debt-for-equity exchanges, (y) any underwritten offering of shares of our common stock, private placement of shares of our common stock (or other securities convertible or exchangeable into shares of our common stock) and other privately negotiated block trade or follow-on offering of shares of our common stock, in each case, with or through the relevant forward seller, and any customary bond hedge, warrant or capped call hedging transaction related to any such securities convertible or exchangeable into shares of our common stock (provided that the “valuation date(s)” (however defined) for any such transaction do not overlap with any valuation date for any range forward transaction) and (z) with or through the relevant forward seller, any customary “at-the-market” offering of shares of our common stock on an agency basis on our behalf made by means of ordinary brokers’ transactions on or through the NYSE or another market for shares of our common stock, and (c) following the initial hedging period for such range forward transaction, we may enter into or execute any issuance and sale of shares of our common stock pursuant to a permitted equity transaction (as defined below) during the term of such range forward transaction. “Relevant period” means, for any range forward transaction, the period from, and including, the trade date for such range forward transaction to, and including, the final settlement date for such range forward transaction. “Permitted equity transaction” means, for any range forward transaction, any underwritten offering or private placement of shares of our common stock (or other securities convertible or exchangeable into shares of our common stock) or other underwritten or privately negotiated block trade or follow-on offering of shares of our common stock (any such shares of our common stock or such other securities, other than ATM Shares (as defined below), “Securities”) and any customary “at-the-market” offering of shares of our common stock on an agency basis on behalf of us made by means of ordinary brokers’ transactions on or through the NYSE or another market for shares of our common stock (any such shares of our common stock, “ATM Shares”); provided that (i) from, but excluding, the end date of the initial hedging period for such range forward transaction to, and including, the date that is six months following such end date, the cumulative notional amount of all Securities sold in accordance with clause (c) above shall not exceed $500,000,000, (ii) from, but excluding, the date that is six months following such end date to, and including, the date that is eighteen months following such end date, the cumulative notional amount of all Securities sold in accordance with clause (c) above shall not exceed $1,000,000,000, (iii) after the date that is eighteen months following such end date, the cumulative notional amount of all Securities sold in accordance with clause (c) above shall not exceed $2,000,000,000 and (iv) after such end date, the cumulative notional amount of all ATM Shares sold in accordance with clause (c) above shall not exceed $2,000,000,000.
In addition, if we enter into a range forward transaction, we will agree in the relevant range forward sale agreement that, at all times following the initial hedging period for such range forward transaction and prior to the first valuation date for such range forward transaction, we will not, without the prior written consent of the relevant forward purchaser (such consent not to be unreasonably withheld, delayed or conditioned), enter into any derivatives transactions referencing the shares of our common stock other than certain other range forward transactions or certain customary “at-the-market”, “block” or “underwritten” forward sale transactions that are not subject to a cap or floor price, privately negotiated share repurchase transactions or customary “convertible bond hedge” transactions entered into in connection with the issuance of customary convertible or exchangeable securities, including customary “capped call” transactions or “warrant transactions” related to any such issuance (collectively, “permitted derivatives transactions”).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences relevant to the ownership and disposition by Non-U.S. Holders (as defined below) of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this prospectus supplement. These authorities are subject to change or differing interpretation, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS would not be sustained.
This summary is applicable only to Non-U.S. Holders who purchase our common stock pursuant to this offering and who hold our common stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment purposes). This summary also does not address any possible applicability of any U.S. federal tax other than income tax (such as estate tax or gift tax), the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, the Medicare contribution tax imposed on net investment income, or the effects of Section 451 of the Code with respect to conforming the timing of income accrual to financial statements. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies or other financial institutions;
•	persons subject to the alternative minimum tax;
•	real estate investment trusts and regulated investment companies;
•	tax-exempt or governmental organizations;
•	pension funds or tax-exempt retirement plans;
•	brokers and dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	persons who own, or are deemed to own, more than 5% of our company (except to the extent specifically set forth below);
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities;
•	certain former citizens or long-term residents of the United States;
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; and
•	persons deemed to sell our common stock under the constructive sale provisions of the Code.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships considering an investment in our common stock, and partners in such partnerships, should consult their tax advisors regarding the purchase, ownership and disposition of our common stock.
THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S.

FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL NON-INCOME TAX LAWS (SUCH AS ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock who is neither a United States person as defined in Section 7701(a)(30) of the Code (a “United States person”) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Distributions
Distributions we make with respect to our common stock (other than certain pro rata distributions of common stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a non-taxable return of capital, which reduces a Non-U.S. Holder’s tax basis in its shares of our common stock (determined separately for each share), but not below zero, and thereafter will be treated as gain from the sale of stock as described below under “Gain on the Sale or Other Taxable Disposition of Common Stock.”
Any dividend on our common stock paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, subject to any exemption or lower rate as may be specified by an applicable tax treaty, unless the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States). The applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount of the distribution is greater than the amount constituting a dividend, as described above, to the extent provided for in the Treasury regulations. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a Non-U.S. Holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.
In order to receive a reduced rate of or an exemption from withholding tax under an income tax treaty, a Non-U.S. Holder is required to satisfy certain certification requirements, which may be met by providing the applicable withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate version of IRS Form W-8), as applicable, certifying under penalty of perjury as to its qualification for the reduced rate or exemption. Special certification and other requirements apply to certain Non-U.S. Holders that are partnerships or other pass-through entities.
Dividends received by a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be exempt from the withholding tax described above. In order to obtain this exemption, a Non-U.S. Holder must satisfy certain certification requirements, which may be met by providing the applicable withholding agent with a properly completed IRS Form W-8ECI certifying that the dividends are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends (which, if required by an applicable income tax treaty, are also attributable to a permanent establishment or fixed base maintained by the

Non-U.S. Holder in the United States), are subject to U.S. federal income tax and are taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits. In addition, if a Non-U.S. Holder is a corporation, such dividends received that are effectively connected with such holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.
If a Non-U.S. Holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such holder may obtain a refund of any excess amounts withheld if it timely files an appropriate claim for refund with the IRS.
Gain on the Sale or Other Taxable Disposition of Common Stock
Subject to the discussions below under “Information Reporting and Backup Withholding” and “-FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
•
that gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•
the Non-U.S. Holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock.

In general, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not, and will not become in the future, a USRPHC. Even if we are or become a USRPHC, however, so long as our common stock is “regularly traded on an established securities market” (within the meaning of applicable Treasury regulations), our common stock will be treated as a U.S. real property interest only for a Non-U.S. Holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period) more than 5% of such regularly traded stock. Our common stock is currently listed on the NYSE and we believe that, for as long as our common stock continues to be so listed, it will be treated as “regularly traded on an established securities market.”
A Non-U.S. Holder described in the first bullet above generally will be required to pay income tax on the net gain derived from the sale or disposition of our common stock under regular graduated U.S. federal income tax rates, as if such holder were a United States person, except as otherwise provided by an applicable income tax treaty. In addition, corporate Non-U.S. Holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable tax treaty.
A Non-U.S. Holder who is an individual described in the second bullet above will be subject to tax at a rate of 30% on the amount by which such holder’s capital gains allocable to U.S. sources, including gain from the sale or other disposition of our common stock during a year, exceed capital losses allocable to U.S. sources for such year, except as otherwise provided in an applicable income tax treaty.
Information Reporting and Backup Withholding
We will, where required, report to the IRS and to Non-U.S. Holders the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence.
Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate version of IRS Form W-8), as applicable.

Notwithstanding the foregoing, backup withholding may apply if either we or an applicable withholding agent has actual knowledge, or reason to know, that the holder is a United States person.
In addition, proceeds from the sale or other taxable disposition of our common stock outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the backup withholding and information reporting requirements. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells or otherwise disposes of our common stock through a non-U.S. office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a U.S. office of a broker, the payment will be subject to both backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate version of IRS Form W-8), as applicable, certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such holder is a United States person.
Backup withholding is not an additional tax. Amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
FATCA
Sections 1471 through 1474 of the Code, commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on dividends on, and (subject to the proposed Treasury regulations discussed below) on the gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code and whether received as a beneficial owner or as an intermediary for another party), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. government requiring, among other things, that it undertake to withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders (and certain equity and debt holders), and to annually identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. In December 2018, the Treasury Department issued proposed regulations indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of common stock. Pursuant to the preamble to those proposed Treasury regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the proposed Treasury regulations are terminated or the final Treasury regulations are issued.
We will not pay any additional amounts with respect to any amounts withheld, including pursuant to FATCA. Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.
The preceding discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax advice. Accordingly, each prospective investor should consult its own tax advisor as to the particular tax consequences to it of purchasing, holding and disposing of our common stock, including the applicability and effect of any U.S. non-income, state and local and non-U.S. tax laws and of any pending or subsequent changes in applicable laws.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have entered into an equity distribution agreement with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., BofA Securities, Inc., Cantor Fitzgerald & Co., Citizens JMP Securities, LLC, Craig-Hallum Capital Group LLC, Needham & Company, LLC, Northland Securities, Inc., Wedbush Securities Inc., Clear Street LLC and JonesTrading Institutional Services, LLC, as our sales agents, the forward sellers and the forward purchasers, under which we may offer and sell from time to time shares of our common stock having an aggregate offering price of up to $1,500,000,000 through or to the applicable sales agent (in the case of each sale, the “designated sales agent”) as sales agent and/or principal, or through the offer and sale of borrowed shares by a forward seller pursuant to a range forward sale agreement entered into by us with a forward purchaser.
Sales of our common stock, if any, under the equity distribution agreement may be made in ordinary brokers’ transactions, to or through a market maker, on or through the NYSE or any other market venue where our common stock may be traded, in the over-the-counter market, in privately negotiated transactions, or through a combination of any such methods of sale. The designated sales agent or forward seller may also sell our common stock by any other method permitted by law. Common stock may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Only one sales agent or forward seller will be permitted to conduct sales of shares of our common stock at any given time pursuant to the equity distribution agreement, and no sales of shares of our common stock by any sales agent acting on our behalf will occur simultaneously with any sales of hedging shares by a forward seller on behalf of a forward purchaser or with contemporaneous purchases of shares by such forward purchaser in connection with the establishment of its initial delta hedge with respect to any range forward transaction.
Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we, the designated sales agent or the forward sellers may agree upon. In connection with the sale of the shares of common stock on our behalf, each of the sales agents, forward purchasers or forward sellers may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to each of the sales agents, forward purchasers or forward sellers may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agents, forward purchasers and forward sellers against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the sales agents, forward purchasers or forward sellers may be required to make in respect of those liabilities.
We will report at least quarterly the number of shares of common stock sold through the sales agents or by the forward sellers under the equity distribution agreement and the net proceeds to us (before expenses) and the compensation paid by us to the sales agents or forward sellers in connection with such sales of the shares of common stock.
We have also agreed to reimburse the sales agents, forward purchasers and forward sellers for certain of their expenses in connection with the offering contemplated hereby, including the fees and disbursements of their legal counsel in an amount not to exceed $225,000.
We have represented to the sales agents, forward purchasers and forward sellers, that our common stock is an “actively traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act pursuant to Rule 101(c)(1) thereunder. If the sales agents, forward purchasers, forward sellers, or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the others and sales of common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents, forward purchasers, forward sellers and us.
The offering of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all of our shares of common stock subject to the equity distribution agreement, or (ii) termination of the equity distribution agreement by us, or by any sales agent, forward purchaser or forward seller with respect to such sales agent, forward purchaser or forward seller as provided therein.

Under the terms of the equity distribution agreement, we may also sell our common stock to the designated sales agent as principal for its own account, at a price to be agreed upon at the time of sale. If we sell our common stock to the designated sales agent as principal, we will enter into a separate terms agreement with the sales agent, setting forth the terms of such transaction.
The expenses in connection with the initiation of the at-the-market offering incurred by us, excluding sale commissions, are estimated at $1.1 million and are payable by us.
Sales Through Sales Agents
From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver instructions to the designated sales agent. We will designate the maximum amount of common stock to be sold through the designated sales agent on a daily basis or otherwise as we and the designated sales agent agree and the minimum price per share at which such common stock may be sold. The designated sales agent is not required to sell any specific amount of securities but, subject to the terms and conditions of the equity distribution agreement, has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell shares of our common stock up to the amount specified. We may instruct the designated sales agent not to sell any common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the designated sales agent may suspend the offering of our common stock by notifying the other party.
Settlement of any sales of common stock will occur on the first business day following the date on which such sales were made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
The designated sales agent will provide to us written confirmation following the close of trading on the NYSE each day on which shares of common stock are sold under the equity distribution agreement. Each confirmation will include the number of shares of common stock sold on such day, the gross sales proceeds and the compensation payable by us to the designated sales agent.
We will pay the designated sales agent a commission of up to 2.0% of the gross sales price per share of common stock under the equity distribution agreement.
Sales Through the Forward Sellers
From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein and in the applicable range forward sale agreements, we may enter into one or more range forward transactions with one or more forward purchasers. In order to enter into any range forward transaction, we must deliver a forward placement notice under the equity distribution agreement with instructions to the relevant forward purchaser and its affiliated forward seller. Upon receipt and acceptance by such forward purchaser and forward seller of such forward placement notice and entry into the applicable range forward sale agreement, such forward purchaser will use its commercially reasonable efforts in good faith to borrow from third-party stock lenders, and such forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell, shares of our common stock to hedge such forward purchaser’s exposure under such range forward sale agreement in accordance with such instructions, subject to the terms and conditions of the equity distribution agreement and the applicable range forward sale agreement. We or the relevant forward seller may immediately suspend or terminate the offering of shares of our common stock at any time upon proper notice to the other party. The establishment of these hedge positions could have the effect of decreasing, or limiting an increase in, the market price of shares of our common stock.
We have been advised by each forward purchaser that it expects that, on the same days during the initial hedging period for any range forward transaction when the relevant forward seller is selling a number of hedging shares necessary to introduce into the public market the maximum number of shares underlying the particular range forward transaction, the relevant forward purchaser or its affiliates or agents will be contemporaneously purchasing a substantial portion of such number of shares in the open market for its own account in a manner designed to avoid the matching or crossing of those sales and purchases, as each forward purchaser expects its initial hedge position in respect of the relevant range forward transaction to be less than the maximum number of shares underlying such range forward transaction. Such purchases in the open market may separately have the effect of increasing, or limiting a decrease in, the market price of shares of our common stock.
In connection with any range forward transaction, in the event that, after using commercially reasonable efforts in good faith, either the relevant forward purchaser is unable to borrow and deliver any shares of our common stock for sale by the relevant forward seller under the equity distribution agreement or such forward purchaser would incur a stock loan cost that is equal to or greater than a specified amount, the number of shares of our common stock underlying such range forward transaction will be reduced accordingly (and possibly to zero shares) immediately upon completion of the applicable initial hedging period. Additionally, in the event that, in accordance with the terms and conditions of the equity distribution agreement and the relevant range forward sale agreement, the relevant forward purchaser is unable to borrow from third-party stock lenders, or the relevant forward seller is unable to sell into the public market during the applicable initial hedging period, the maximum number of shares intended to underlie a range forward transaction (including as a result of the prospectus being unavailable at any time during such initial hedging period), the number of shares underlying such range forward transaction will be reduced accordingly immediately upon completion of such initial hedging period.
At the time of entry into a range forward transaction, we will specify to the relevant forward purchaser and the relevant forward seller a maximum target number of shares of our common stock intended to underlie such range forward transaction, a minimum price below which sales of any shares of our common stock may not be made by such forward seller and other sales parameters (including any volume limitations and an aggregate dollar amount of sales which shall not be exceeded) during the initial hedging period. The relevant forward seller is not required to sell any specific number or dollar amount of shares of our common stock, but, subject to the terms and conditions of the applicable range forward sale agreement and the equity distribution agreement, the relevant forward purchaser will use commercially reasonable efforts to borrow from third-party stock lenders, and the relevant forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices and applicable law and regulations, to sell during the applicable initial hedging period the maximum target number of shares of our common stock designated by us. The obligations of the relevant forward seller and the relevant forward purchaser under the equity distribution agreement to borrow or sell any shares are subject to a number of conditions that we must meet. Any sales of the shares by the relevant forward seller during the initial hedging period may be suspended at any time, and there can be no assurance that the relevant forward purchaser will be able to borrow any shares from stock lenders and/or the relevant forward seller will be able to sell any shares pursuant to the equity distribution agreement.
We expect that settlement between the relevant forward purchaser and the relevant forward seller of short sales of borrowed shares of our common stock, as well as the settlement between the forward sellers and buyers of such shares of our common stock in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to by the relevant parties. In respect of a range forward transaction, the relevant forward seller may receive a commission not to exceed 2.0% of the volume weighted average of the sales prices of all borrowed shares of our common stock sold during the applicable initial hedging period by it as a forward seller, and any such commission will be deducted from the proceeds we receive on any prepayment date or settlement date, as applicable.
The forward price that we will receive with respect to any component under any range forward transaction for each share of our common stock deliverable thereunder will be equal to an amount determined based on the settlement price on the applicable valuation date for such component, provided that the forward price will not be less than the floor price for such component and will not be more than the cap price for such component, subject to adjustment under the terms of the relevant range forward sale agreement.
During the initial hedging period for any range forward transaction, a forward purchaser or a forward seller on its behalf may also use this prospectus supplement and the accompanying prospectus to effect any short sales of shares of our common stock on behalf of such forward purchaser as principal, to the extent required to adjust its initially established hedge of the applicable portion of such range forward transaction. The prices of such sales will not be used to determine the floor prices and the cap prices of such range forward transaction.
At our option and subject to certain conditions specified in the applicable range forward sale agreement, we may designate a date as the prepayment date of any component of a range forward transaction. On each prepayment date, the relevant forward purchaser will prepay to us an amount equal to (A) the present value (reflecting a funding spread) of the product of (x) the number of shares of our common stock underlying the relevant component and (y) the floor price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component, and we will issue and pledge to the relevant forward purchaser the maximum number of shares of our common stock underlying such component. On the final settlement date for any component of a range forward transaction, we will deliver to the relevant forward purchaser the number of shares of our common stock underlying such component (together with cash in lieu of any fractional share) and such forward purchaser will pay to us an amount of cash equal to (I) if a prepayment date with respect to such component previously occurred, the product of (x) the number of shares underlying such component and (y) the excess, if any, of the forward price for such component over the floor price for such component and (II) if a prepayment date with respect to such component has not occurred, (A) the product of (x) the number of shares of our common stock underlying such component and (y) the forward price for such component minus (B) the product of (x) the number of shares of our common stock underlying such component, (y) the Forward Hedge Selling Commission Rate (as defined in the applicable range forward sale agreement and which shall not exceed 2.0%) and (z) the hedge reference price for such component (the “settlement amount”). However, we will, subject to certain conditions specified in the applicable range forward sale agreement, have the right to elect to receive a portion of the settlement amount for such component corresponding to the excess of the forward price for such component over the floor price for such component in the form of our common stock, instead of cash, with the number of shares to be calculated based on the settlement price for such component, in which case our obligation to deliver shares of our common stock to the relevant forward purchaser at such maturity would be reduced by such amount. At maturity of a range forward transaction, we expect our obligation to deliver shares of our common stock to the applicable forward purchaser to be set off against the applicable forward purchaser’s obligation to return pledged shares (if any) to us.
See “Range Forward Transactions” for additional information.
Conflicts of Interest
The forward sellers or their respective affiliates, acting as forward purchasers, will receive the net proceeds of any sale of borrowed shares of our common stock sold pursuant to this prospectus supplement in connection with any range forward sale agreement. Because the forward sellers or their respective affiliates, acting as forward purchasers, and certain sales agents, may receive more than 5% of the net proceeds of the offering of the hedging shares, each forward seller and forward purchaser and such sales agents or their affiliates is deemed to have a “conflict of interest” under FINRA Rule 5121 to the extent they receive at least 5% of the net proceeds of the offering. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common stock. No forward seller, forward purchaser or sales agent will confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.
Relationships with Sales Agents and Other Relationships
The sales agents, forward purchasers, forward sellers and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their business, the sales agents, forward purchasers, forward sellers and/or their respective affiliates may actively trade our securities for their own account or for the accounts of customers, and, accordingly, they may at any time hold long or short positions in such securities. If we have any reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, we will promptly notify the sales agents, forward purchasers, forward sellers and/or their respective affiliates.
If we enter into a range forward sale agreement with any forward purchaser, we expect that the affiliated forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell borrowed shares of our common stock to hedge such forward purchaser’s exposure under such forward sale agreement. All of the net proceeds from the sale of any such borrowed shares of our common stock will be paid to the applicable forward purchaser. Such entity may be a sales agent or an affiliate of a sales agent. As a result, a sales agent or one of its affiliates may receive the net proceeds from any sale of borrowed shares of our common stock made in connection with any range forward sale agreement.

LEGAL MATTERS
The validity of the shares of our common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the sales agents by Davis Polk & Wardwell LLP, Redwood City, California.
EXPERTS
The consolidated financial statements of Planet Labs PBC as of January 31, 2026 and 2025, and for each of the years in the two-year period ended January 31, 2026, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2026 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Planet Labs PBC for the year ended January 31, 2024, appearing in Planet Labs PBC’s Annual Report (Form 10-K) for the year ended January 31, 2026, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access these reports, proxy statements and other information that we file at www.sec.gov. We maintain a website at www.planet.com. Information contained on or accessible through our website is not a part of or incorporated by reference into this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.
We have filed a registration statement on Form S-3 with the SEC relating to the shares of our common stock covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K) until the offering of the securities under the registration statement of which this prospectus supplement forms a part is terminated or completed:
•	Annual Report on Form 10-K for the year ended January 31, 2026, filed with the SEC on March 23, 2026 and Amendment to Annual Report on Form 10-K/A filed with the SEC on June 5, 2026;
•
the information incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2026 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 27, 2026;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2026, filed with the SEC on June 5, 2026;
•	Current Reports on Form 8-K filed with the SEC on February 5, 2026, March 27, 2026 and May 4, 2026; and
•
the description of our Class A common stock contained in the Registration Statement on Form 8-A12B relating thereto, filed with the SEC on March 3, 2021, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost by writing or telephoning us at the following address and telephone number:
Planet Labs PBC
645 Harrison Street, Floor 4
San Francisco, California

(415) 829-3313
You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.planet.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement.
This prospectus supplement is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

PROSPECTUS

Planet Labs PBC

Class A Common Stock
We may issue securities from time to time in one or more offerings, in amounts, at prices and on terms determined at the time of offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus, which will also describe the specific manner in which these securities will be offered. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also supplement, update or amend information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus before you invest.
The securities may be sold directly to you, through agents, through underwriters and dealers or through a combination of these methods. If any agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement. See the sections titled “About this Prospectus” and “Plan of Distribution” in this prospectus for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Our Class A common stock is listed on the New York Stock Exchange under the symbol “PL.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Investing in our securities involves risks. Please carefully read the information under the heading “Risk Factors” beginning on page 3 of this prospectus, any similar section contained in the applicable prospectus supplement and the heading “Item 1A – Risk Factors” of our most recent report on Form 10-K or 10-Q that is incorporated by reference in this prospectus before you invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 5, 2026.

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Before you invest in our securities, you should read both this prospectus, any applicable prospectus supplement and any related free writing prospectuses, together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation by Reference.”
We have not authorized anyone to provide you with information that is different from that contained, or incorporated by reference, in this prospectus, any applicable prospectus supplement or in any related free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the applicable prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus, any applicable prospectus supplement and any related free writing prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement and any related free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus, any applicable prospectus supplement and any related free writing prospectus outside the United States. This prospectus, any applicable prospectus supplement and any related free writing prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus, any applicable prospectus supplement and any related free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
This prospectus and any applicable prospectus supplement, including the information incorporated by reference into this prospectus and any applicable prospectus supplement, include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.
This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under sections titled “Where You Can Find Additional Information” and “Incorporation by Reference.”
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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the matters set forth in the section titled “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Unless the context indicates otherwise, references in this prospectus to “Planet Labs PBC,” “we,” “our” and “us” refer, collectively, to Planet Labs PBC, a Delaware corporation, and its subsidiaries taken as a whole.
Company Overview
Our mission is to use space to help life on Earth, by imaging the world every day and making global change visible, accessible, and actionable. Our products include imagery, insights, and machine learning that empower companies, governments, and communities around the world to make timely decisions about our evolving world. In addition, our satellite services arrangements provide a broad spectrum of advanced offerings to large scale government and enterprise customers, including designing and manufacturing customer-owned satellites. We also provide critical related services in these satellite services arrangements such as reliable mission systems engineering, launch procurement, ground station infrastructure, satellite operations, and maintenance. Separately, we provide dedicated image tasking capacity on Company owned or customer owned satellites.
As a public benefit corporation, our purpose is to accelerate humanity toward a more sustainable, secure, and prosperous world, by illuminating the most important forms of environmental and social change.
We deliver a differentiated data set: a new image of the entire Earth’s landmass, constantly refreshed. To collect this powerful data set, we design, build and operate over one hundred satellites. Our daily stream of proprietary data and machine learning analytics, delivered through our cloud-native platform, helps companies, governments and civil society use satellite imagery to discover insights as change happens.
To help further our mission, we have developed advanced satellite technology that increases the cost performance of each satellite. This has enabled us to launch large fleets of satellites at lower cost and in turn record over 3,000 images on average for every point on Earth’s landmass, a non-replicable historical archive that can power analytics, machine learning, and insights. We have advanced data processing capabilities that enable us to produce “AI-ready” data sets and have partnered with third parties to offer AI-enabled data solutions. As these data sets continue to grow and we continue to develop these partnerships, we believe the value of our data and analytics solutions to our customers will further increase. Our innovation in agile aerospace has also enabled us to improve the cost-performance of satellite manufacturing, ground stations, and mission operations.
We currently serve customers across civil government, commercial and defense and intelligence verticals, including agriculture, mapping, energy, forestry, finance and insurance, as well as federal, civil, state, and local governments. Our customers in government and commercial markets leverage our product capabilities to monitor and manage global change over broad areas to take action.
Our proprietary data set and analytics are delivered pursuant to subscription and usage-based data licensing agreements and are accessed by our customers through our online platform and subscription application programming interfaces. We believe our efficient cost structure, one-to-many business model and differentiated data set have enabled the growth of our business.
Complementing our foundational data offerings, our strategy is evolving towards delivering more integrated downstream solutions. This shift is designed to capture a broader base of customers and strengthen our market leadership by providing more direct and actionable solutions. In addition, our innovative satellite services model, as demonstrated with recent customer agreements, represents a new approach to how we fund and monetize our next-generation satellite fleets. This model is expected to further align our offerings with market demand and enhance our ability to capture value as we scale our business operations.
Corporate Information
We were incorporated under the laws of the state of Delaware on December 15, 2020, under the name dMY Technology Group, Inc. IV, a blank check company (“dMY IV”). On December 7, 2021, we consummated a business combination transaction with Planet Labs Inc. (“Former Planet”), as a result of which Former Planet merged with and into dMY IV, and we changed our name to Planet Labs PBC and became a Delaware public benefit corporation.
Our principal executive offices are located at 645 Harrison Street, Floor 4, San Francisco, California, 94107, and our telephone number is (415) 829-3313. Our website address is www.planet.com. Information contained on, or accessible through, our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference. Our Class A common stock is listed on the New York Stock Exchange under the symbol “PL”.
The Securities That May Be Offered
We may offer or sell Class A common stock in one or more offerings and in any combination. Each time securities are offered with this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered and the net proceeds we expect to receive from that sale. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.
The securities may be sold to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the section titled “Plan of Distribution.” Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.
Class A Common Stock
We may offer shares of our Class A common stock, par value $0.0001 per share. Holders of our Class A common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. We have not paid dividends in the past and have no current plans to pay dividends. Each holder of Class A common stock is entitled to one vote per share. The holders of Class A common stock have no preemptive rights.

RISK FACTORS
An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the section of the applicable prospectus supplement titled “Risk Factors” and any related free writing prospectus, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our most recent Quarterly Report on Form 10-Q filed subsequent to such Form 10-K that are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance is not a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

FORWARD-LOOKING STATEMENTS
This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements relating to the expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believe,” “predict,” “potential,” “strategy,” “opportunity,” “aim,” “continue,” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, actual results may differ from the projections.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless otherwise provided in the applicable prospectus supplement or in any free writing prospectus, we currently expect to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire, license or invest in complementary products, technologies or businesses. The expected use of net proceeds of this offering represents our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Pending these uses, we may invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF CAPITAL STOCK
General
Registered Securities
As of January 31, 2026, Planet Labs PBC (the “Company,” “we,” “our” or “us”) registered the following securities pursuant to Section 12 of the Exchange Act:
•	Class A common stock, $0.0001 par value per share; and
•	Warrants to purchase Class A common stock, at an exercise price of $11.50 per share.
On April 27, 2026, we redeemed all outstanding warrants to purchase Class A common stock, and in connection with such redemption, the warrants ceased trading on the New York Stock Exchange and were delisted with the suspension of trading effective before market open on April 27, 2026.
The following summary of the material terms of the Class A common stock does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of our Certificate of Incorporation and our bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We urge you to read the applicable provisions of Delaware law, our Certificate of Incorporation and our bylaws in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
Our Certificate of Incorporation authorizes the issuance of 631,500,000 shares, of which 570,000,000 shares are shares of Class A common stock, par value $0.0001 per share, 30,000,000 shares are shares of Class B common stock, par value $0.0001 per share, 30,000,000 shares are shares of Class C common stock, par value $0.0001 per share, and 1,500,000 shares are shares of preferred stock, par value $0.0001 per share.
Transfer Agent, Warrant Agent and Registrar
The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.
Listing of Registered Securities
Our Class A common stock is listed on the New York Stock Exchange under the symbol “PL”.
Class A Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote per share of Class A common stock. Generally, holders of all classes of common stock vote together as a single class, and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of our common stock are not entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of Class A common stock will share ratably (based on the number of shares of common stock outstanding) if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of our company, each holder of Class A common stock, together with the holders of Class B common stock and Class C common stock, will be entitled, pro rata on a per share basis, to all of our assets of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of our preferred stock then outstanding.

Other Matters
Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights.
Class B Common Stock
Voting Rights
The shares of Class B common stock have the same economic terms as the shares of Class A common stock including with respect to dividends and in the event of our liquidation, dissolution or winding up, but the shares of Class B common stock have 20 votes per share.
Conversion to Class A Common Stock
Each share of Class B common stock will convert to our Class A common stock on a one-for-one basis at the option of the holder thereof at any time upon written election of such holder. Shares of Class B common stock will also convert to our Class A common stock on a one-for-one basis on the earlier of (a) the occurrence of a transfer (subject to certain exceptions) of such shares other than a transfer to a Qualified Stockholder; (b) the Sunset Date; and (c) the date of the death or mental incapacity of the Planet Founder who initially held such shares of Class B common stock. A “Qualified Stockholder” refers to (a) William Marshall and Robert Schingler, Jr. (each, a “Planet Founder”); (b) any other registered holder of a share of Class B common stock immediately following the filing of the Certificate of Incorporation that would be a transferee of shares of Class B common stock received in certain transfers permitted by the terms of the Certificate of Incorporation; (c) certain trusts, individual retirement accounts, entities or foundations of a Planet Founder as long as the Planet Founder retains voting and dispositive power over the relevant shares of Class B common stock; or (d) a permitted transferee of Class B common stock (in accordance with the terms of the Certificate of Incorporation). The “Sunset Date” refers to the earlier of (a) the 10-year anniversary of the closing of our business combination or (b) solely with respect to a Planet Founder, the date that is six months after such Planet Founder is no longer providing services to us as a director, executive officer, member of the senior leadership team or other full-time employee with an on-going substantial role with us (or, immediately at such time as such Planet Founder is no longer providing any services to us as a director, executive officer, member of the senior leadership team or other full time employee with an on-going substantial role with us as a result of a termination for cause).
Class C Common Stock
The shares of Class C common stock have substantially the same rights as Class A common stock including with respect to dividends and in the event of our liquidation, dissolution or winding up, except they do not have any voting rights.
Preferred Stock
Our board of directors is authorized to issue shares of preferred stock from time to time in one or more series, each such series to have such terms as stated or expressed in the resolution or resolutions providing for the creation and issuance of such series.
Anti-Takeover Provisions
Certain provisions of our Certificate of Incorporation, bylaws, and laws of the State of Delaware, where we are incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our Class A common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure our company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Multiple Classes of Common Stock
Our Certificate of Incorporation provides for a multi-class common stock structure which provides the Planet Founders with the ability to control the outcome of matters requiring stockholder approval, even though they own significantly less than a majority of the shares of outstanding common stock, including in the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Limitations on Stockholder Action by Written Consent
Until the last applicable Sunset Date, any actions required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by law or our Certificate of Incorporation, be effected by written consent in lieu of a meeting. Our Certificate of Incorporation provides that, following the last applicable Sunset Date, subject to the terms of any series of preferred stock, any actions required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that, in addition to any vote required by applicable law, the following provisions in our Certificate of Incorporation may not be amended, altered, repealed or rescinded, in whole or in part, and no provision inconsistent therewith may be adopted, without the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class: Article V (Stock), Article VI (Directors), Article VII (Stockholder Meetings), Article VIII (Director Liability), Article IX (Business Combinations), Article X (Indemnification), Article XI (Forum Selection), Article XII (Changes in Public Benefit), Article XIII (Corporate Opportunities), and Article XIV (Amendments).
If any shares of our Class B common stock are outstanding, we will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, in addition to any other vote required by applicable law, our Certificate of Incorporation, or our bylaws, directly or indirectly, (1) amend, alter, repeal, or waive (or adopt any provision inconsistent with) Article V, Section A of our Certificate of Incorporation, (2) except as otherwise provided in our Certificate of Incorporation, authorize, or issue any shares of, any class or series of our capital stock entitling the holder thereof to more than one vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A common stock or Class B common stock, or (3) reclassify any outstanding shares of our Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are different from our Class B common stock, or, in the case of our Class A common stock, the right to have other than one vote for each share thereof and, in the case of our Class C common stock, the right to have any vote for any share thereof, except as required by law.
In addition to any other vote required by law or our Certificate of Incorporation, any amendment to our Certificate of Incorporation that (1) increases the voting power of our Class B common stock or gives our Class B common stock additional economic rights or benefits or (2) alters or changes Article V of our Certificate of Incorporation in a manner that favorably, in a disproportionate manner, affects the holders of Class B common stock or adversely affects the holders of Class A common stock will require, in each case, the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of our Class A common stock entitled to vote thereon, voting as a separate class.
Our Certificate of Incorporation also provides that our board of directors shall have the power to adopt, amend, or repeal our bylaws. At any time after the last applicable Sunset Date, our stockholders are prohibited from adopting, amending, altering, or repealing our bylaws, or to adopt any provision inconsistent with our bylaws, unless such action is approved, in addition to any other vote required by our Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of our voting stock with the power to vote generally in an election of directors, voting together as a single class.

Business Combinations
We have elected in our Certificate of Incorporation not to be governed by Section 203 of the Delaware General Corporation Law (“DGCL”). Our Certificate of Incorporation provides that we will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
•	prior to such time our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

Generally, our Certificate of Incorporation provides that a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, our Certificate of Incorporation provides that an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of Article IX of our Certificate of Incorporation, “voting stock” has the meaning given to it in such Article. Our Certificate of Incorporation provides that, for purposes of the restrictions on business combinations set forth in Article IX of our Certificate of Incorporation, any Qualified Stockholder (including each Planet Founder) and certain transferees and affiliates of any Qualified Stockholder will not be deemed to be interested stockholders.
These provisions of our Certificate of Incorporation will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. These provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Since we have opted out of Section 203 of the DGCL, it will not apply to us.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting.
Classified Board of Directors; Election and Removal of Directors
Our Certificate of Incorporation provides that our board of directors is to be divided into three classes, with each class serving three-year staggered terms, with one class being elected each year by our stockholders at our annual meeting. Until the last applicable Sunset Date, our board of directors or any of our directors may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors. Following the last applicable Sunset Date, our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote at an election of directors.
Exclusive Forum
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, unless we otherwise consent in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action, suit, or proceeding brought on behalf of us, (2) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action, suit, or proceeding arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action, suit, or proceeding asserting a claim against us or any current or former director, officer, or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, our Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation further provides that, unless we consent in writing, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers of corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors and officers for damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by law.
Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and our bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Corporate Opportunities
Our Certificate of Incorporation provides for the renouncement by us of any interest or expectancy of us in, or right to being offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for (i) any of our directors who is not our employee, or any affiliate of such directors, or (ii) dMY Sponsor IV, LLC and its affiliates. Notwithstanding the foregoing, we do not renounce our interest in any corporate opportunity offered to any of our directors who is not our employee if such opportunity is expressly offered to such director solely in that director’s capacity as our director or, if applicable, officer.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Public Benefit Corporation Status
We are incorporated as a public benefit corporation. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. They are also required to disclose to stockholders at least biennially a report that assesses their public benefit performance, and may elect in their certificate of incorporation or bylaws to measure that performance against an objective third-party standard.
We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. We believe that ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of our common stock have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.
Our public benefit, as provided in our Certificate of Incorporation, is to accelerate humanity toward a more sustainable, secure and prosperous world by illuminating environmental and social change.
We must have approval of two-thirds of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors in order to merge or consolidate with an entity if, as a result of such merger or consolidation, our capital stock would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to our Certificate of Incorporation in identifying the public benefit or public benefits.

PLAN OF DISTRIBUTION
We may sell securities:
•	through underwriters;
•	through dealers;
•	through agents;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.
In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders.
We may directly solicit offers to purchase securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions:
•	at a fixed price or prices that may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes any method permitted by law, including through:
•	“at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange of otherwise;
•	block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.
The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:
•	the name of the agent or any underwriters;
•	the public offering or purchase price;
•	if applicable, the names of any selling securityholders;
•	any discounts and commissions to be allowed or paid to the agent or underwriters;
•	all other items constituting underwriting compensation;
•	any discounts and commissions to be allowed or paid to dealers; and
•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.
If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
Agents, underwriters, dealers and other persons may be entitled under agreements that they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.
Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than one scheduled business day after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.
The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Planet Labs PBC as of January 31, 2026 and 2025, and for each of the years in the two-year period ended January 31, 2026, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2026 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Planet Labs PBC for the year ended January 31, 2024, appearing in Planet Labs PBC’s Annual Report (Form 10-K) for the year ended January 31, 2026, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://investors.planet.com. Information accessible on or through our website is not a part of this prospectus.
This prospectus and any prospectus supplement is part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus, any applicable prospectus supplement or any related free writing prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference to future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of the registration statement, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•	our Annual Report on Form 10-K for the year ended January 31, 2026, filed with the SEC on March 23, 2026 and Amendment to Annual Report on Form 10-K/A filed with the SEC on June 5, 2026;
•
the information incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2026 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 27, 2026;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2026, filed with the SEC on June 5, 2026;
•	our Current Reports on Form 8-K filed with the SEC on February 5, 2026, March 27, 2026 and May 4, 2026; and
•
the description of our Class A common stock contained in the Registration Statement on Form 8-A12B relating thereto, filed with the SEC on March 3, 2021, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Planet Labs PBC
645 Harrison Street, Floor 4
San Francisco, California 94107
Attn: Investor Relations
(415) 829-3313

Up to $1,500,000,000 of

Class A Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	Morgan Stanley	Barclays

Citigroup	Deutsche Bank Securities	BofA Securities

Cantor	Citizens Capital Markets	Craig-Hallum

Needham & Company	Northland Capital Markets	Wedbush Securities

Clear Street		Jones

June 5, 2026